EXHIBIT 99.1

PRESS RELEASE	Corporate Headquarters
2100 McKinney Avenue
Suite 1250
Dallas, Texas 75201
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
Investors	Media
214.863.3145	212.984.6535

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2021
EPS Rises to $1.30 (GAAP) and $1.36 (Adjusted)
Dallas, TX – July 29, 2021 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the second quarter ended June 30, 2021.

“As our results for the second quarter demonstrate, CBRE continues to benefit from the multi-year efforts to diversify our business. The commercial real estate market has offered up significant opportunity to diversify across asset type, business lines, client type and geography. We have moved decisively to capitalize on this opportunity and are making investments and driving organic growth initiatives that will continue this trend,” said Bob Sulentic, president and chief executive officer of CBRE. “Our agreement to acquire a majority interest in Turner & Townsend is an excellent example. Turner & Townsend has a great brand and management team, operating in sectors with favorable long-term growth profiles that will advance diversification across the four dimensions of our business.”

“Our growth in the second quarter was strong, even compared with prior peak-year performance in 2019. Adjusted EBITDA grew at a better than 20% compound rate from second-quarter 2019 with strong growth across all three business segments. Each segment experienced significant margin expansion over this period,” he continued.

CBRE Press Release
July 29, 2021

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (in millions, except per share data):

			% Change
	Q2 2021	Q2 2020	USD	LC (1)
Operating Results
Revenue	$6,459	$5,381	20.0%	15.5%
Net revenue (2)	3,912	2,988	30.9%	25.8%
GAAP net income	443	82	440.5%	413.9%
GAAP EPS	$1.30	$0.24	437.1%	410.7%
Adjusted EBITDA (3)	718	267	168.7%	159.1%
Adjusted net income (4)	463	118	293.1%	273.7%
Adjusted EPS (4)	$1.36	$0.35	290.6%	271.3%

Cash Flow Results
Cash flow from operations	$421	$153	175.0%
Less: Capital expenditures	46	72	(35.5)%
Free cash flow (5)	$375	$81	363.1%

Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (in millions):

			% Change
	Q2 2021	Q2 2020	USD	LC
Revenue	$2,137	$1,454	46.9%	41.7%
Net revenue	2,135	1,450	47.3%	42.0%
Segment operating profit (6)	464	202	129.7%	122.3%
Segment operating profit on revenue margin (7)	21.7%	13.9%	7.8%	7.9%
Segment operating profit on net revenue margin (7)	21.7%	13.9%	7.8%	7.9%

The Advisory Services segment rebounded strongly compared with second-quarter 2020, when the Covid pandemic suppressed business activity around the world. Second-quarter 2021 performance was very strong globally, with significantly higher revenue across all lines of business. This revenue growth, coupled with cost actions taken in 2020 and approximately $7 million of incremental Covid-related expenses in the prior-year period, led to a more than doubling of segment operating profit.

Capital markets activity led the segment’s recovery. Global property sales revenue surged 152% (142% local currency), from especially weak levels of last year’s second quarter. Impressively, global sales revenue was 27% above the second-quarter 2019 level. Internationally, the United Kingdom, Japan and

CBRE Press Release
July 29, 2021

Australia posted the sharpest gains compared with last year’s second quarter, while the United States posted a 163% increase over this period. In a rebounding United States investment sales market, CBRE market share improved 210 basis points from last year’s second quarter, according to Real Capital Analytics data.

Commercial mortgage origination revenue also improved significantly, rising 61% (60% local currency) from second-quarter 2020. Lending activity picked up dramatically across all commercial capital sources in step with the revival of investment market activity, particularly for industrial and multifamily assets. The Government-Sponsored Enterprises remained a steady source of debt capital for multifamily properties, particularly affordable housing.

Leasing revenue rose 33% (29% local currency) compared with last year’s second quarter but remained about 18% below the 2019 level. While overall leasing activity rebounded in the United States, with revenue up 24% compared with second-quarter 2020, it remained 30% lower than second-quarter 2019. International markets were generally stronger with Australia, Continental Europe and the United Kingdom each posting growth rates in excess of 50% versus second-quarter 2020. Industrial properties once again set the pace for growth, while office leasing continued to improve. Notably, overall leasing revenue in EMEA and APAC rose by double digits compared with second-quarter 2019.

Revenue growth from other Advisory Services business lines was also strong. Loan servicing revenue increased 16% (same local currency) for the quarter. The loan servicing portfolio totaled approximately $294 billion at quarter’s end, up 20% over the past year. Valuation revenue rose 38% (29% local currency), reflecting the recovery of property markets. Property management net revenue continued to grow steadily, rising over 6% (1% in local currency).

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (in millions):

			% Change
	Q2 2021	Q2 2020	USD	LC
Revenue	$4,083	$3,770	8.3%	4.2%
Net revenue	1,538	1,381	11.3%	7.0%
Segment operating profit	170	127	33.5%	26.8%
Segment operating profit on revenue margin	4.2%	3.4%	0.8%	0.7%
Segment operating profit on net revenue margin	11.1%	9.2%	1.8%	1.7%

The GWS segment posted solid revenue and segment operating profit growth across its global business base.

Facilities management, which is largely contractual, saw net revenue rise 10% (6% local currency), with strong growth within data centers and local facilities management. Project management benefited from a continued rebound in construction activity, which helped to fuel 15% (11% local currency) net revenue growth.

CBRE Press Release
July 29, 2021

The new business pipeline continues to have strong representation across client and property types that are benefiting from secular shifts accelerated by Covid, such as life sciences, technology and logistics companies, as well as growing demand for data center management.

Strong revenue growth, combined with ongoing prudent cost management, led to a robust increase in segment operating profit. The segment’s overall margin on net revenue expanded over 180 basis points. The prior-year second quarter also included approximately $17 million for Covid-related expenditures.

On July 27, 2021, CBRE announced an agreement to acquire a 60% ownership interest in Turner & Townsend Holdings Limited, a global leader in program management, project management and cost consulting, for approximately $1.3 billion. The acquisition is expected to close in the fourth quarter of 2021, subject to regulatory approvals and other customary closing conditions. Upon completion of the transaction, Turner & Townsend’s financial results will be consolidated and reported in CBRE’s GWS segment.

Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (in millions):

			% Change
	Q2 2021	Q2 2020	USD	LC
Revenue	$243	$162	50.6%	40.0%
Adjusted revenue (8)	385	154	150.3%	143.1%
Segment operating profit (9)	153	25	522.5%	510.3%

Strong performance in both development services and investment management spurred elevated REI segment operating profit growth.

U.S. real estate development operating profit (10) surged to nearly $122 million, from $11 million in the prior year, a quarterly record for the company. The robust performance was fueled by large office assets that commanded strong valuations due to the high quality of the assets and the tenancy. The U.K. multifamily development business (Telford Homes) showed continued recovery from the negative effects of Covid-19. Its net operating loss (10) for the quarter narrowed to approximately $2 million versus $11 million in the prior-year second quarter.

The in-process development portfolio ended the quarter at $15.2 billion, up $0.2 billion from first-quarter 2021 – a record level for the company. The pipeline increased by $2.8 billion from first-quarter 2021 to $9.6 billion, largely driven by fee-based office and industrial work for blue-chip occupier clients.

Investment management revenue surged 35% (26% local currency) to $139 million, driven by significantly higher asset management and incentive/development fees, as well as carried interest. Operating profit (13) rose 38% (27% local currency) to $45 million, reflecting revenue gains, prudent cost management, and the higher carried interest.

CBRE Press Release
July 29, 2021

Assets under management ended the quarter at $129.1 billion, a record high for the company and an increase of $4.6 billion ($4.1 billion local currency) from first-quarter 2021. The increase reflected higher asset valuations, net capital inflows and favorable foreign currency movement.

Hana, the company’s startup flexible workspace business, completed its integration with Industrious National Management Company LLC (Industrious), during the second quarter. CBRE retains financial responsibility for four legacy Hana units, which will be reported in the Real Estate Investments segment. The financial impact of the company’s Industrious investment will be reported within the Advisory Services segment.

Corporate and Other Segment

Corporate segment expense, which primarily reflects overhead costs, declined to $69.5 million from $87.0 million in the prior-year quarter. Costs in the prior-year quarter were elevated due to approximately $17 million of incremental Covid-related expenses and a charitable contribution in support of Covid relief efforts as well as severance costs associated with the company’s workforce optimization. The 2021 second quarter benefited from approximately $10 million of venture investment gains and the effect of cost-structure improvement activities undertaken in 2020. These benefits were partially offset by higher incentive compensation expense, which had been significantly reduced in the prior-year quarter due to Covid’s impact on business activity.
Adjustments to GAAP Net Income and Earnings Per Share
Adjustments to GAAP net income totaled $20.2 million on a net basis. This included approximately $27.0 million of favorable pre-tax adjustments, including $17.2 million of non-cash acquisition-related depreciation and amortization; $8.1 million of integration and other costs related to acquisitions; $1.7 million of investment management carried interest incentive compensation expense to align with the timing of associated carried interest revenue, along with an unfavorable pre-tax adjustment of $(0.4) million related to fair value adjustments on real estate assets acquired in the Telford Homes acquisition; and a $6.5 million net tax adjustment associated with the aforementioned pre-tax adjustments.
GAAP net income increased 441% (414% local currency) to $443 million and earnings per share increased 437% (411% local currency) to $1.30, compared with the prior-year period. Adjusted net income and adjusted earnings per share increased 293% (274% local currency) and 290.6% (271.3% local currency) to $462.9 million and $1.36, respectively, compared with the prior-year period. The 2020 second quarter included the previously mentioned $38 million of costs associated with workforce optimization efforts and more than $40 million of incremental costs and donations related to the Covid-19 pandemic.

CBRE Press Release
July 29, 2021

Capital Allocation Overview
•Free Cash Flow – During the second quarter of 2021, free cash flow increased 362% to approximately $375 million. This reflected cash from operating activities of $421 million, less total capital expenditures of $46.3 million. Net capital expenditures (of which a considerable portion during the period was discretionary) totaled $35.1 million. (11)
•Stock Repurchase Program – The company repurchased $24.1 million of its stock during the second quarter of 2021. There was $261.7 million of capacity remaining under the company’s authorized stock repurchase program as of June 30, 2021.
•Acquisitions and Investments – During the second quarter of 2021, as previously mentioned, the company purchased an incremental interest in Industrious, bringing its current ownership stake to 40%. In addition, the company acquired a technical facilities services firm based in Denmark; an infrastructure and development services firm based in Australia, and a gaming sector advisory firm based in Las Vegas.
Leverage and Financing Overview
•Leverage – The company’s net leverage ratio (net cash (12) to trailing twelve-month adjusted EBITDA) was (0.07x) as of June 30, 2021, which is substantially below the company's primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
June 30, 2021
Total debt	$1,861
Less: Cash (13)	2,029
Net cash (12)	$(168)

Divided by: Trailing twelve month adjusted EBITDA	$2,404

Net leverage ratio	(0.07x)

•Liquidity – As of June 30, 2021, the company had approximately $4.8 billion of total liquidity, consisting of approximately $2.0 billion in cash, plus the ability to borrow an aggregate of approximately $2.8 billion under its revolving credit facilities, net of any outstanding letters of credit. On July 9, 2021, the revolving credit facility was increased by $350.0 million to $3.15 billion.

CBRE Press Release
July 29, 2021

Conference Call Details
The company’s second quarter earnings webcast and conference call will be held today Thursday, July 29, 2021 at 8:30 a.m. Eastern time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern time on July 29, 2021. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13721289#. A transcript of the call will be available on the company's Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2020 revenue). The company has more than 100,000 employees serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment and financial performance as well as the completion of the Turner & Townsend acquisition. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises (GSEs); our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes

CBRE Press Release
July 29, 2021

in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; and any inability for us to implement and maintain effective internal controls over financial reporting; and the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the satisfaction of the Turner & Townsend acquisition’s closing conditions.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, our quarterly report on Form 10-Q for the quarterly period ended March 31, 2021, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

CBRE Press Release
July 29, 2021

Totals may not sum in tables in millions included in this release due to rounding.

(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.
(3)Adjusted EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization efforts and integration and other costs related to acquisitions.
(4)Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, costs associated with workforce optimization efforts, and asset impairments.
(5)Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization efforts and integration and other costs related to acquisitions. Prior period results have been recast to conform to this definition.
(7)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(8)Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period.
(9)Segment operating profit in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.
(10)Represents line of business profitability/losses, as adjusted
(11)For the three months ended June 30, 2021, the company incurred capital expenditures of $46.3 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $11.3 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(12)Net cash is calculated as cash available for company use less total debt (excluding non-recourse debt).
(13)Cash represents cash and cash equivalents (excluding restricted cash) and excludes $113.8 million of cash in consolidated funds and other entities not available for company use at June 30, 2021.

CBRE Press Release
July 29, 2021

CBRE GROUP, INC.
OPERATING RESULTS
FOR THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Net revenue	$3,911,693	$2,987,673	7,270,677	6,418,903
Pass through costs also recognized as revenue	2,546,920	2,393,711	5,126,815	4,851,649
Total revenue	6,458,613	5,381,384	12,397,492	11,270,552

Costs and expenses:
Cost of revenue	5,016,759	4,399,537	9,736,305	9,112,211
Operating, administrative and other	957,216	770,806	1,785,543	1,560,872
Depreciation and amortization	119,085	116,384	241,163	230,178
Asset impairment	—	—	—	75,171
Total costs and expenses	6,093,060	5,286,727	11,763,011	10,978,432

Gain (loss) on disposition of real estate (1)	929	(492)	1,085	22,335

Operating income	366,482	94,165	635,566	314,455

Equity income from unconsolidated subsidiaries (1)	212,132	19,480	295,726	40,111
Other income	12,045	5,220	14,777	5,027
Interest expense, net of interest income	13,772	17,950	23,878	33,966
Income before provision for income taxes	576,887	100,915	922,191	325,627
Provision for income taxes	133,445	18,803	209,772	69,985
Net income	443,442	82,112	712,419	255,642
Less: Net income attributable to non-controlling interests (1)	805	215	3,580	1,550
Net income attributable to CBRE Group, Inc.	$442,637	$81,897	$708,839	$254,092

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$1.32	$0.24	$2.11	$0.76
Weighted average shares outstanding for basic income per share	335,643,233	335,126,126	335,751,530	335,048,115

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$1.30	$0.24	$2.09	$0.75
Weighted average shares outstanding for diluted income per share	339,502,871	337,361,419	339,541,354	338,549,805

Adjusted EBITDA	$718,371	$267,304	$1,209,515	$697,655
_______________
(1)Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $213.9 million and $20.8 million for the three months ended June 30, 2021 and 2020, respectively, and $300.4 million and $61.4 million for the six months ended June 30, 2021 and 2020, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release
July 29, 2021

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED JUNE 30, 2021
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2021

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$2,135,119	$1,537,668	$243,363	$(4,457)	$3,911,693
Pass through costs also recognized as revenue	1,866	2,545,054	—	—	2,546,920
Total revenue	2,136,985	4,082,722	243,363	(4,457)	6,458,613

Costs and expenses:
Cost of revenue	1,231,819	3,729,624	56,970	(1,654)	5,016,759
Operating, administrative and other	443,611	193,284	235,275	85,046	957,216
Depreciation and amortization	74,169	32,547	5,523	6,846	119,085
Total costs and expenses	1,749,599	3,955,455	297,768	90,238	6,093,060

Gain on disposition of real estate	—	—	929	—	929

Operating income (loss)	387,386	127,267	(53,476)	(94,695)	366,482

Equity income from unconsolidated subsidiaries	2,149	416	198,173	11,394	212,132
Other income	801	1,805	2,525	6,914	12,045
Less: Net income attributable to non-controlling interests	208	17	580	—	805
Add-back: Depreciation and amortization	74,169	32,547	5,523	6,846	119,085
Adjustments:
Integration and other costs related to acquisitions	—	8,134	—	—	8,134
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	1,672	—	1,672
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	(374)	—	(374)

Segment operating profit (loss)	$464,297	$170,152	$153,463	$(69,541)
Adjusted EBITDA					$718,371
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
July 29, 2021

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED JUNE 30, 2020
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2020

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$1,449,911	$1,381,043	$161,611	$(4,892)	$2,987,673
Pass through costs also recognized as revenue	4,321	2,389,390	—	—	2,393,711
Total revenue	1,454,232	3,770,433	161,611	(4,892)	5,381,384

Costs and expenses:
Cost of revenue	889,740	3,483,401	30,021	(3,625)	4,399,537
Operating, administrative and other	376,335	163,944	127,618	102,909	770,806
Depreciation and amortization	72,218	32,475	4,693	6,998	116,384
Total costs and expenses	1,338,293	3,679,820	162,332	106,282	5,286,727

Loss on disposition of real estate	—	—	(492)	—	(492)

Operating income (loss)	115,939	90,613	(1,213)	(111,174)	94,165

Equity income (loss) from unconsolidated subsidiaries	1,293	(401)	21,296	(2,708)	19,480
Other income (loss)	185	(54)	735	4,354	5,220
Less: Net income attributable to non-controlling interests	182	21	12	—	215
Add-back: Depreciation and amortization	72,218	32,475	4,693	6,998	116,384
Adjustments:
Costs associated with workforce optimization efforts (2)	12,659	4,878	5,172	14,885	37,594
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	1,247	—	1,247
Costs incurred related to legal entity restructuring	—	—	—	693	693
Integration and other costs related to acquisitions	—	—	236	—	236
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(7,500)	—	(7,500)

Segment operating profit (loss)	$202,112	$127,490	$24,654	$(86,952)
Adjusted EBITDA					$267,304
_______________
(1)Includes elimination of inter-segment revenue.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for both the three and six months ended June 30, 2020

CBRE Press Release
July 29, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents (1)	$2,142,820	$1,896,188
Restricted cash	113,989	143,059
Receivables, net	4,426,189	4,394,954
Warehouse receivables (2)	1,117,677	1,411,170
Contract assets	460,914	471,827
Income taxes receivable	133,704	137,311
Property and equipment, net	741,946	815,009
Operating lease assets	1,001,608	1,020,352
Goodwill and other intangibles, net	5,237,277	5,189,522
Investments in unconsolidated subsidiaries	747,608	452,365
Investments held in trust - special purpose acquisition company	402,511	402,501
Other assets, net	1,932,109	1,704,885

Total assets	$18,458,352	$18,039,143

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$5,072,204	$5,544,649
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	1,102,156	1,383,964
Senior term loans, net	771,765	785,678
4.875% senior notes, net	594,988	594,524
2.500% senior notes, net	487,562	—
Other debt	6,754	6,844
Operating lease liabilities	1,288,378	1,325,321
Other long-term liabilities	1,011,358	892,503

Total liabilities	10,335,165	10,533,483

Non-controlling interest subject to possible redemption - special purpose acquisition company	402,511	385,573

Equity:
CBRE Group, Inc. stockholders' equity	7,679,521	7,078,326
Non-controlling interests	41,155	41,761

Total equity	7,720,676	7,120,087

Total liabilities and equity	$18,458,352	$18,039,143

(1)Includes $113.8 million and $102.9 million of cash in consolidated funds and other entities not available for company use as of June 30, 2021 and December 31, 2020, respectively.
(2)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
July 29, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$712,419	$255,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	241,163	230,178
Amortization of financing costs	3,317	3,082
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(132,004)	(105,697)
Asset impairments	—	75,171
Net realized and unrealized gains, primarily from investments	(14,777)	(5,027)
Provision for doubtful accounts	12,789	29,923
Net compensation expense for equity awards	85,233	19,704
Equity income from unconsolidated subsidiaries	(295,726)	(40,111)
Distribution of earnings from unconsolidated subsidiaries	232,627	52,664
Proceeds from sale of mortgage loans	7,902,512	7,421,127
Origination of mortgage loans	(7,578,056)	(7,162,747)
Decrease in warehouse lines of credit	(281,808)	(223,281)
Tenant concessions received	12,874	23,384
Purchase of equity securities	(3,896)	(6,627)
Proceeds from sale of equity securities	5,488	8,909
(Increase) decrease in real estate under development	(27,894)	701
(Increase) decrease in receivables, prepaid expenses and other assets (including contract and lease assets)	(100,368)	276,065
Decrease in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(275,591)	(112,173)
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(359,365)	(816,621)
Decrease in net income taxes receivable/payable	83,325	125,361
Other operating activities, net	4,856	(25,473)
Net cash provided by operating activities	227,118	24,154

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(75,944)	(134,149)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(57,920)	(25,911)
Contributions to unconsolidated subsidiaries	(245,714)	(51,168)
Distributions from unconsolidated subsidiaries	36,207	63,972
Other investing activities, net	(1,120)	11,314
Net cash used in investing activities	(344,491)	(135,942)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	835,671
Repayment of revolving credit facility	—	(384,671)
Proceeds from notes payable on real estate	48,548	22,705
Proceeds from issuance of 2.500% senior notes	492,255	—
Repurchase of common stock	(88,275)	(50,028)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(3,421)	(6,839)
Units repurchased for payment of taxes on equity awards	(36,275)	(37,358)
Non-controlling interest contributions	527	1,428
Non-controlling interest distributions	(3,377)	(1,092)
Other financing activities, net	(30,958)	(20,944)
Net cash provided by financing activities	379,024	358,872
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(44,089)	(27,095)

NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	217,562	219,989
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	2,039,247	1,093,745
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$2,256,809	$1,313,734

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$16,212	$31,145
Income tax payments (refunds), net	$131,156	$(53,829)

CBRE Press Release
July 29, 2021

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Adjusted revenue for the Real Estate Investments segment
(iii)Net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “adjusted net income”)
(iv)Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)Adjusted EBITDA
(vi)Business line operating profit/loss
(vii)Segment operating profit on revenue and net revenue margins
(viii)Free cash flow
(ix)Net cash

These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue: net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business. Prior to 2021, the company utilized fee revenue to analyze the overall financial performance. This metric excluded additional reimbursed costs, primarily related to employees dedicated to clients, some of which included minimal margin.
With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.
With respect to adjusted net income, adjusted EPS, adjusted EBITDA, business line operating profit, and segment operating profit on revenue and net revenue margins:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA, business line operating profit and segment operating profit on revenue and net revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the

CBRE Press Release
July 29, 2021

case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses adjusted EBITDA, segment operating profit and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net cash, the company believes that investors use this measure when calculating the company’s net leverage ratio.
Net income attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted EPS), are calculated as follows (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to CBRE Group, Inc.	$442,637	$81,897	$708,839	$254,092

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	17,238	18,457	35,668	38,507
Integration and other costs related to acquisitions	8,134	236	8,134	1,019
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	1,672	(7,500)	17,004	(15,284)
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	(374)	1,247	725	7,000
Costs incurred related to legal entity restructuring	—	693	—	3,934
Asset impairments	—	—	—	75,171
Costs associated with workforce optimization efforts (1)	—	37,594	—	37,594
Tax impact of adjusted items	(6,457)	(14,877)	(14,928)	(30,175)

Net income attributable to CBRE Group, Inc., as adjusted	$462,850	$117,747	$755,442	$371,858

Diluted income per share attributable to CBRE Group, Inc., as adjusted	$1.36	$0.35	$2.22	$1.10

Weighted average shares outstanding for diluted income per share	339,502,871	337,361,419	339,541,354	338,549,805
_______________
(1)Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the COVID-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for both the three and six months ended June 30, 2020.

CBRE Press Release
July 29, 2021

Adjusted EBITDA is calculated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to CBRE Group, Inc.	$442,637	$81,897	$708,839	$254,092

Add:
Depreciation and amortization	119,085	116,384	241,163	230,178
Asset impairment	—	—	—	75,171
Interest expense, net of interest income	13,772	17,950	23,878	33,966
Provision for income taxes	133,445	18,803	209,772	69,985
Integration and other costs related to acquisitions	8,134	236	8,134	1,019
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	1,672	(7,500)	17,004	(15,284)
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	(374)	1,247	725	7,000
Costs incurred related to legal entity restructuring	—	693	—	3,934
Costs associated with workforce optimization efforts (1)	—	37,594	—	37,594

Adjusted EBITDA	$718,371	$267,304	$1,209,515	$697,655
_______________
(1)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort.

CBRE Press Release
July 29, 2021

Adjusted EBITDA for the trailing twelve months ended June 30, 2021 is calculated as follows (in thousands):

Trailing Twelve Months Ended June 30, 2021

Net income attributable to CBRE Group, Inc.	$1,206,736

Add:
Depreciation and amortization	512,713
Asset impairments	13,505
Interest expense, net of interest income	57,665
Write-off of financing costs on extinguished debt	75,592
Provision for income taxes	353,888
Costs associated with transformation initiatives (1)	155,148
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	5,323
Costs incurred related to legal entity restructuring	5,428
Integration and other costs related to acquisitions	8,871
Carried interest incentive compensation expense to align with the timing of associated revenue	9,376

Adjusted EBITDA	$2,404,245
_______________
(1)Commencing during the quarter ended September 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

CBRE Press Release
July 29, 2021

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (in thousands):

	Three Months Ended June 30,
	2021	2020
Property Management Revenue
Net revenue	$421,378	$395,789
Plus: Pass through costs also recognized as revenue	1,866	4,321
Revenue	$423,244	$400,110

	Three Months Ended June 30,
	2021	2020
Facilities Management Revenue
Net revenue	$1,199,657	$1,087,657
Plus: Pass through costs also recognized as revenue	2,236,097	2,209,382
Revenue	$3,435,754	$3,297,039

	Three Months Ended June 30,
	2021	2020
Project Management Revenue
Net revenue	$338,011	$293,386
Plus: Pass through costs also recognized as revenue	308,957	180,008
Revenue	$646,968	$473,394
Real Estate Investments adjusted revenue is computed as follows (in thousands):

	Three Months Ended June 30,
	2021	2020
Real Estate Investments
Total Revenue	$243,363	$161,611

Adjustments:
Less: Cost of revenue	56,970	30,021
Add: Gain (loss) on disposition of real estate	929	(492)
Add: Equity income from unconsolidated subsidiaries	198,173	21,296
Less: Net income attributable to non-controlling interests	580	12
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	(374)	1,247
Net adjustments	$141,178	$(7,982)

Total adjusted revenue	$384,541	$153,629
Below represents a reconciliation of REI business line operating profitability to REI segment operating profit (in thousands):

	Three Months Ended June 30,
Real Estate Investments	2021	2020
Investment management operating profit	$44,746	$32,528
Development operating profit (loss)	119,717	(418)
Hana and segment overhead operating (loss) profit	(11,000)	(7,456)
Real estate investments segment operating profit	$153,463	$24,654